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THE BOEING COMPANY

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[The following letter was mailed by The Boeing Company to certain institutional holders of its common stock on April 2, 2007.]

April 2, 2007

Dear                     :

Recently we mailed to you proxy materials in connection with our Annual Meeting of Shareholders to be held on April 30, 2007. I am writing to solicit your support for the position of The Boeing Company (“Boeing” or the “Company”) and its Board of Directors on proposals to be voted on at the Annual Meeting. In addition to soliciting your support for the election of directors and advisory vote on the appointment of the Company's internal auditors, we are soliciting your support in opposing each of the nine proposals expected to be presented by shareholders at the Annual Meeting.

We urge you to view our recommendations regarding the shareholder proposals in the context of our strong financial performance in 2006 and the Company’s and the Board’s long-standing commitment to sound corporate governance practices for the benefit of our shareholders.

STRONG FINANCIAL PERFORMANCE. As indicated in the Annual Report accompanying the Proxy Statement (copies of which are enclosed for reference), the Company had strong financial performance in 2006. Our stock price continued its top-quartile performance by outperforming the major indices and delivering the fourth consecutive year of 25% or greater total shareholder return, and we increased our shareholder dividend by 17%. Our revenues rose 15% to a record $61.5 billion, and we generated a record $7.5 billion of operating cash flow allowing us to invest in new products and services, buy back approximately $2.0 billion in stock and fully fund our pension plans. The success that our core businesses in defense and commercial airplanes had in attracting new business – a 22% increase in total backlog to a record $250 billion at the close of 2006, over four times our total revenues for the year – gives us meaningful confidence in our growth prospects.

CORPORATE GOVERNANCE. We have continued our commitment to sound corporate governance practices, as demonstrated by the following:

•

Through amendments to our By-Laws, we have implemented majority voting for the election of directors in uncontested director elections, beginning with this year's Annual Meeting. Our majority voting system includes a director resignation and recusal policy, found in the Company’s Corporate Governance Principles.

•	We have adopted an executive compensation clawback (“recoupment”) policy, which is now a part of the Company’s Corporate Governance Principles.

•	In 2006, we declassified the Board so that all directors are elected for one-year terms and eliminated supermajority voting provisions from our charter documents.

•

We have adopted a policy to seek shareholder approval prior to adopting any shareholder rights plan, subject to the Board’s continuing fiduciary duties. Under this policy, any shareholder rights plan adopted without prior shareholder approval must be submitted to a shareholder vote within one year or be redeemed or expire. If the rights plan is not approved by a majority of the votes cast on the issue, the plan will immediately terminate.

•	All of our directors, other than Mr. McNerney, our Chairman, President and Chief Executive Officer, are independent under the New York Stock Exchange’s independence standards.

•

We have an independent Lead Director, Mr. Duberstein, who is vested with significant responsibilities, including presiding over executive sessions of the Board that are held at each regular Board meeting and facilitating communication between independent directors and management.

•

Directors’ interests are aligned with shareholder interests through stock ownership guidelines for directors to hold an investment position in Boeing stock, and a significant portion of annual director pay is stock-based compensation.

SHAREHOLDER PROPOSALS. We oppose each of the shareholder proposals to be voted on at the Annual Meeting because we believe they inappropriately limit the flexibility of the Board and could be disadvantageous from a competitive point of view, and therefore are not in the best interests of our shareholders. In particular, we oppose the following proposals for the reasons set forth below.

SEPARATING THE ROLES OF CEO AND CHAIRMAN. The Board believes it is in the best interests of the Company and its shareholders for the Board to have the flexibility to determine who should serve as Chairman of the Board at any particular point in time, taking into account the Company's needs and circumstances at that time. Currently, the Board believes the Company is best served by having the Chief Executive Officer serve as the Chairman. This shareholder proposal would deprive the Board of the flexibility required to make decisions in the best interests of the shareholders in the most efficient and effective manner possible.

The Company's Corporate Governance Principles, which are available on the Company's website, set forth many practices and mechanisms to ensure independent oversight. In particular, when the Chief Executive Officer holds the position of Chairman, the Corporate Governance Principles require the annual election of an independent Lead Director, who presides over executive sessions, facilitates communication between the independent directors and management, and provides input regarding agendas for Board and committee meetings.

Additional oversight is provided by our independent Board—each of the Company's current directors, other than the Chairman and Chief Executive Officer, and every member of the Board's Audit, Compensation, Finance and Governance, Organization and Nominating Committees, are independent under the New York Stock Exchange's independence standards.

Given the importance of maintaining flexibility for the Board to make decisions in the best interests of the Company and its shareholders, and the Company's demonstrated commitment to Board independence and independent oversight, we ask you to vote against this proposal.

ADVISORY VOTE ON COMPENSATION DISCUSSION AND ANALYSIS. The Board of Directors and its Compensation Committee have already implemented a comprehensive and thoughtfully designed executive compensation program focused on performance-based compensation that aligns the interests of executives with those of the Company's shareholders. In fact, the majority of the Named Executive Officers’ total direct compensation is at risk (on average, 80%). The Compensation Committee, which is comprised entirely of independent, non-employee directors, oversees the compensation of executives and consults with an independent executive compensation expert regarding its program and practices. Therefore, the Company has already addressed the concerns contained in the proposal, by implementing measures that align the interests of executives and shareholders and provide for oversight by independent, non-employee directors. Furthermore, the Company recently adopted an executive compensation clawback policy, which requires reimbursement of incentive payments by an executive whose intentional misconduct resulted in a significant restatement of financial results.

The proposed advisory vote is also unnecessary because it would fail to provide the Board of Directors or the Compensation Committee with any meaningful insight into specific shareholder concerns regarding compensation. As provided on the Company's website, shareholders may already contact the Board of Directors, the independent Lead Director, the other independent directors and the members of the Compensation Committee directly to voice any concerns regarding executive compensation.

Therefore, the Company believes this proposal is not in the best interests of the Company or its shareholders because the compensation practices of the Company are already performance-based and overseen by a Committee comprised entirely of independent directors, and the Company's shareholders already have a meaningful method to inform members of the Board and the Compensation Committee of their concerns about compensation matters.

PERFORMANCE-BASED STOCK OPTIONS. The Board of Directors believes this proposal is unnecessary since the Company already has a comprehensive executive compensation program that rewards executives based on performance and aligns executives' interests with those of the Company's shareholders.

The Company provides comprehensive disclosure regarding its executive pay policies and practices in the Compensation Discussion and Analysis section of the Proxy Statement, describing how executive compensation is linked to individual and the Company's performance. Specifically, the Company relies on annual incentives, performance awards and stock options to incentivize executives in a way that aligns with shareholder interests.

In the case of both the annual and long-term incentives, the Company must perform over a certain threshold for any incentive to be awarded. Executives also receive stock options, which are inherently performance-based, as they are of no value to the executive until they vest and only when the trading price for the stock exceeds the fair market value on the date of grant.

The proposal would have the effect of limiting the types of awards and incentives the Company may award to its executives. Currently, the Compensation Committee, comprised entirely of independent directors, determines the compensation for executives, with the assistance of an independent consultant. By limiting the Committee's choices on types of compensation, the proposal will impede the Committee's ability to determine the best compensation program, given the interests of executives and shareholders, the Company's needs, and other complex factors such as strategic goals, industry conditions, accounting and tax requirements and the competition for highly talented executives.

Because the Company already provides performance-based compensation to its executives and provides independent oversight of the compensation program, the Board believes this proposal is unnecessary and would limit the Compensation Committee and the Board in making compensation determinations in the best interests of the Company and its shareholders.

We appreciate your time and attention to these matters, and your continued investment and interest in Boeing. If you would like to discuss any of these items, as well as any other issues regarding our Proxy Statement, I can be reached at (312) 544-2802.

Very truly yours,

/s/ JAMES C. JOHNSON
James C. Johnson

Vice President, Corporate Secretary &

Assistant General Counsel